Exhibit 1.1

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN

OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2)

WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

ASSET PURCHASE AND STRATEGIC COLLABORATION AGREEMENT

between

GRIFFIN FUND 3 BIDCO, INC.

and

ORGENESIS MARYLAND LLC

Dated as of April 5, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

ASSET PURCHASE AND STRATEGIC COLLABORATION AGREEMENT

THIS ASSET PURCHASE AND STRATEGIC COLLABORATION AGREEMENT, is made and entered into as of April 5, 2024 (the “Effective Date”), by and between Orgenesis Maryland LLC, a limited liability company formed and existing under the laws of Maryland (“Orgenesis”), and Griffin Fund 3 Bidco, Inc., a corporation incorporated in and existing under the laws of Delaware (“Germfree”).

WHEREAS, Orgenesis desires to assign, transfer, convey and deliver to Germfree, and Germfree desires to acquire and accept from Orgenesis, the Purchased Assets (as defined below);

WHEREAS, Orgenesis desires to license certain Intellectual Property to Germfree, and Germfree desires to accept such licenses;

WHEREAS, Orgenesis wishes to lease or purchase OMPULs from Germfree on an exclusive basis during the Term (as defined below); and

WHEREAS, the Parties (as defined below) wish to collaborate on the sale and marketing of OMPULs and related services that support advanced therapeutic medicinal product manufacturing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, capitalized terms not otherwise defined in this Agreement will have the meanings specified below:

“Adjustment Amount” has the meaning set forth in Exhibit C.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that, no (a) private equity fund or investment fund or (b) portfolio company of any private equity fund or investment fund or account, in either case, directly or indirectly managed by Essex Woodlands Services Co., Inc. or its Affiliates, shall be considered an Affiliate of Germfree (other than any of Germfree’s subsidiaries).

“Agreement” means this Asset Purchase and Strategic Collaboration Agreement, as amended in writing from time to time.

“Ancillary Agreements” means the Bill of Sale, the Germfree Standard Terms, and the Germfree Standard Terms and Conditions.

“Annual Forecasts” has the meaning set forth in Section 8.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“ATMP” means human medicines that use cells, tissues, or genes to treat diseases or injuries.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.2.

“Base Price” means an amount equal to $2,052,000.

“Bill of Sale” means the bill of sale for the Purchased Assets, in form reasonably satisfactory to Germfree.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Claim” has the meaning set forth in Section 13.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Closing Payment” means an amount equal to $5,538,000, payable by Germfree to Orgenesis upon the Closing.

“Closing Valuation” has the meaning set forth in Exhibit C.

“Confidential Information” has the meaning set forth in Section 12.2(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, sublease, license or sublicense, or other similar legally binding arrangement.

“Contract Year” means the 12-month period commencing as of the Closing Date and each consecutive 12-month period thereafter during the Term.

“Disclosing Party” has the meaning set forth in Section 12.2(b).

“DMES” means a digital platform that is designed to ensure efficient, compliant, and real-time management of production processes, including by automating data collection, enhancing product quality, and enforcing regulatory standards, thereby optimizing manufacturing efficiency and traceability.

“DMES and OQMSF Know-How” has the meaning set forth in Section 7.7(b).

“DMES Licensed IP” means all Intellectual Property owned or controlled on the Closing Date by Orgenesis or its Affiliates that is necessary or reasonably useful to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, lease, make derivative works of, copy, perform, display, or to create or otherwise exploit the Germfree DMES.

“EU Market” means all countries in the European Union and the United Kingdom.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exclusive License Term” means the period of ten years following the Closing Date.

“Existing OMPULs” has the meaning set forth in Section 8.4.

“Feedback” has the meaning set forth in Section 7.5.

“Final Adjustment Amount” has the meaning set forth in Exhibit C.

“Final Closing Valuations” has the meaning set forth in Exhibit C.

“Forecast” has the meaning set forth in Section 8.2(a).

“Fundamental Representations” means the representations made by (a) Orgenesis in Sections 5.1, 5.2, and 5.6(b) and (b) Germfree in Sections 6.1 and 6.2.

“Germfree Delivery Date” has the meaning set forth in Section 8.3(a).

“Germfree DMES” means the DMES developed by or on behalf of Germfree under this Agreement and any Improvements thereto.

“Germfree Documents” has the meaning set forth in Section 6.2.

“Germfree Field” means any and all fields relating to aseptic processing equipment and modular or mobile facility manufacturing platforms and the services and equipment that support their operation.

“Germfree Lead” has the meaning set forth in Section 11.2(b).

“Germfree Standard Terms” has the meaning set forth in Section 8.3(a).

“Germfree Standard Terms of Service” has the meaning set forth in Section 9.1.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization.

“Improvement” means any derivative work, enhancement, improvement, or modification, or other improvement and “Improve” will be construed accordingly.

“Indemnitees” has the meaning set forth in Section 13.3.

“Intellectual Property” means all (a) patents, patent applications, utility models and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks, (c) copyrights, copyrightable works and subject matter and any rights of publicity or moral rights related thereto (“Copyrights”), (d) trade secrets ideas, concepts, know-how, inventions, processes, formulae, recipes, procedures, Improvements, models, algorithms, Software, methodologies, and all other confidential or proprietary information, (e) all applications and registrations, and any renewals, extensions and reversions, for the foregoing, and (f) all other intellectual property or proprietary rights of every kind or nature arising under the Laws of any jurisdiction.

“Law” means any supranational, national, foreign, federal, state, provincial, municipal, or local law, statute, code, ordinance, rule, regulation requirement or rule of law (including common law).

“Legal Proceeding” means any judicial, administrative, or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority, or any investigation initiated by a Governmental Authority.

“Licensed IP” means the OMPUL Licensed IP, the OMPUL Trademarks, the OQMSF Licensed IP, and the DMES Licensed IP.

“Lien” means any security interest, pledge, hypothecation, charge, mortgage, lien, license (including options to license and covenants not to sue with respect to Intellectual Property), or encumbrance.

“Losses” has the meaning set forth in Section 13.3.

“Manufacturing Instructions” has the meaning set forth in Section 7.7(a).

“Net Sales” means the total amount of revenue actually received by a Party or its Affiliates (a) for Germfree or its Affiliates, for sales of OMPULs (and the sale or provision of services provided in connection therewith) by Germfree or its Affiliates and (b) for Orgenesis or its Affiliates, for the sale or provision Orgenesis Services by Orgenesis or its Affiliates, in each case to any end user or recipient of such OMPUL or services (as applicable), less:

(i) allowances or credits for damaged, rejected, or returned OMPULs, shipping costs, packaging costs, and related insurance charges;

(ii) credits or refunds actually allowed;

(iii) reasonable and customary discounts, charge-back payments, and rebates actually granted to end users or recipients of services;

(iv) sales or value-added taxes, customs, or duties actually incurred and paid;

(v) any other similar or customary deductions consistent with generally accepted accounting principles or standards.

“OMPUL” means a mobile modular shipping containerized cleanroom designed for manufacturing ATMPs, including such mobile modular shipping containerized cleanrooms marketed, leased, sold, licensed, distributed, or commercialized by Orgenesis or its Affiliates prior to or on the Closing Date and known as “OMPULs.”

“OMPUL Licensed IP” means all Intellectual Property owned or controlled on the Closing Date by Orgenesis or its Affiliates that relates to OMPULs or that is necessary or reasonably useful to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, lease, make derivative works of, copy, perform, display, or otherwise exploit OMPULs, except for non-exclusive licenses to use third-party commercially available, unmodified software.

“OMPUL Payment Terms” has the meaning given in Section 8.3(a).

“OMPUL Supply Price” has the meaning set forth in Section 8.3(a).

“OMPUL Trademarks” means (a) any Trademark application or registration owned by Orgenesis or its Affiliates (including Octomera LLC) consisting of the word “OMPUL” and (b) all common law or similar rights in, to, or under the brand “OMPUL” arising under any jurisdiction in the world and owned or purported to be owned by Orgenesis or any of its Affiliates.

“Option Date” has the meaning set forth in Section 8.6.

“Option Purchase Price” has the meaning set forth in Section 8.6.

“OQMSF” has the meaning set forth in Section 7.3.

“OQMSF Licensed IP” means all Intellectual Property owned or controlled on the Closing Date by Orgenesis or its Affiliates that relates to OQMSF or that is necessary or reasonably useful to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, lease, make derivative works of, copy, perform, display, or otherwise exploit OQMSF or DMES.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award of a Governmental Authority.

“Orgenesis Documents” has the meaning given in Section 5.2.

“Orgenesis Lead” has the meaning set forth in Section 11.2(a).

“Orgenesis Services” means the sale or provision of OQMSF or any related services, or any other services Orgenesis is required to provide or may be required to provide under this Agreement.

“Parties” means Germfree and Orgenesis, and “Party” means either one of them.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued or granted by a Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other form of business organization.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Receiving Party” has the meaning set forth in Section 12.2(b).

“Representations” has the meaning set forth in Section 13.4(a).

“Restricted Business” means the business of researching, developing, licensing, manufacturing, marketing, selling, leasing, purchasing, acquiring, or otherwise procuring from any Person, any Restricted Products and Services or any Intellectual Property directed thereto.

“Restricted Products and Services” means (a) mobile, modular, or shipping containerized cleanrooms designed for applications in pharmaceutical, biopharmaceutical, vaccine, cell or gene therapy, or regenerative medicine manufacturing covering any advanced medical production needs, including such mobile, modular, or shipping containerized cleanrooms, (b) any services related to or associated with any of the applications described in (a), including installation, commissioning, qualification, servicing, remote monitoring, maintenance, validation and any other services Germfree is obligated to or required to provide under this Agreement or (c) any products or services in the Germfree Field.

“SCC” has the meaning set forth in Section 11.3(a).

“Software” means computer programs (whether in source code, object code, or other form), control sequences, algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Term” has the meaning set forth in Section 10.1.

“Third-Party Lessors” has the meaning set forth in Section 8.6.

“Trademarks” means trademarks, service marks, trade names, domain names, logos, social media addresses and accounts, slogans, trade dress, and other similar designations of source or origin, and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.

“Upfront Payment” means an amount equal to $750,000, paid in full by Germfree to Orgenesis prior to the execution and delivery of this Agreement.

“Verification Process” means the process for determining the Final Closing Valuations and the Final Adjustment Amount, as set forth in Exhibit C.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i) Unless the context of this Agreement otherwise requires, (A) words of any gender include the other gender; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereunder,” “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the schedules and exhibits hereto; (D) the terms “Article,” “Section,” “paragraph,” “clause” and “Exhibit” refer to the specified Article, Section, paragraph, clause or Exhibit of this Agreement; (E) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (F) the word “including” or “includes” and similar words of import will be deemed to be followed by “without limitation.”

(ii) References to agreements and other documents (including this Agreement) include (A) all subsequent amendments and other modifications thereto and (B) all addenda, exhibits and schedules thereto.

(iii) References to statutes include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

(iv) Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified.

(v) References to “$” or “dollars” mean United States dollars.

(vi) A reference to any Person includes such Person’s successors and permitted assigns.

(vii) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is not a Business Day, the period will end on the following Business Day.

(viii) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

(ix) The headings contained in this Agreement are for the convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Assets. On the terms set forth in this Agreement, at the Closing, Germfree will purchase, acquire, and accept from Orgenesis, and Orgenesis will sell, transfer, assign, convey and deliver to Germfree, all of Orgenesis’s right, title and interest in, to, and under the Purchased Assets. “Purchased Assets” means the following assets of Orgenesis:

(a) all assets set forth in Section 2.1(a) of the Orgenesis Disclosure Schedules; and

(b) the right to all privileges, income, royalties, and payments that specifically relate to the Purchased Assets.

2.2	Excluded Assets. Nothing contained in this Agreement will be deemed to sell, transfer, assign or convey the Excluded Assets to Germfree, and Orgenesis will retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means all assets, properties, interests, and rights of Orgenesis other than the Purchased Assets.

2.3	Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Germfree will assume, effective as of the Closing Date, and will timely perform, pay and discharge in accordance with their respective terms, all of the Liabilities arising out of the Purchased Assets or the use thereof, that arise, accrue or become due as of or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

2.4	Excluded Liabilities. In connection with Germfree’s purchase of the Purchased Assets pursuant to this Agreement, Germfree will not assume or be liable for any Liability arising out of the Purchased Assets that accrued at any time, or that relates to the use of the Purchased Assets, prior to the Closing (collectively, the “Excluded Liabilities”).

2.5	Further Conveyances. From time to time following the Closing, Orgenesis shall execute, acknowledge and deliver all such further conveyances, notices, releases and acquittances and such other instruments, and will take such further actions, in each case as may be reasonably necessary or appropriate to assure fully to Germfree and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Germfree under this Agreement.

ARTICLE III

CONSIDERATION

3.1	Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be an amount in cash equal to the sum of (a) the Upfront Payment plus (b) the Closing Payment plus (c) the Base Price minus (d) the Final Adjustment Amount (if any).

3.2	Payment of Purchase Price.

(a) Germfree and Orgenesis hereby acknowledge and agree that, prior to the execution of this Agreement, Germfree has paid an amount equal to the Upfront Payment to Orgenesis in full.

(b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Germfree shall pay an amount equal to the Closing Payment to Orgenesis in full.

(c) Germfree will pay to Orgenesis the balance of the Purchase Price (being an amount equal to (i) the Base Price minus (ii) the Adjustment Amount) via wire transfer of readily available funds no later than ten Business Days after the completion of the Verification Process.

3.3	Closing Date. The consummation of the purchase and sale of the Purchased Assets provided for in ARTICLE II (the “Closing”) will take place remotely via the exchange of electronic documents and signature pages or, if mutually agreed by Orgenesis and Germfree (or at such other place as the Parties hereto may designate in writing), at 9:00 a.m. (Eastern Time) on the third Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 3.5 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing); provided that the Closing shall be no earlier than the first Business Day following the date that is five Business Days after the date hereof without the written consent of Germfree. The date and time of the Closing are referred to herein as the “Closing Date”.

3.4	Closing Deliveries. At the Closing, Orgenesis will deliver, or cause to be delivered, to Germfree the following:

(a) the Purchased Assets;

(b) detailed descriptions and surveys pertaining to the Purchased Assets, including all information and documents set forth in Exhibit C;

(c) the Bill of Sale; and

(d) a certificate signed by a duly authorized officer of Orgenesis dated as of the Closing Date, certifying that the conditions specified in Sections 3.5(a)(i), 3.5(a)(ii) and 3.5(a)(iii) have been satisfied;

3.5 Closing Conditions.

(a) Conditions to Germfree’s Obligation. The obligation of Germfree to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(i) the representations and warranties set forth in Article V (other than the Fundamental Representations) of this Agreement (disregarding all qualifications set forth therein relating to “materiality” or similar qualifiers contained therein) shall be true and correct as of the date hereof and as of the Closing Date, except (A) to the extent that the failure of such representations and warranties to be true and correct (y) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or (z) does not, and would not reasonably be expected to, materially impair or delay the ability of Orgenesis to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not, and would not reasonably be expected to (x) have, individually or in the aggregate, a material adverse effect on the Purchased Assets or (z) materially impair or delay the ability of Orgenesis to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement;

(ii) the Fundamental Representations (disregarding all qualifications set forth therein relating to “materiality” or similar qualifiers contained therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except (A) for changes contemplated by this Agreement and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(iii) Orgenesis shall have complied in all material respects with any covenant or agreement required to be performed by it under this Agreement at or prior to the Closing; and

(iv) Orgenesis shall have delivered, or caused to be delivered, to Germfree all of the items set forth in Section 3.4.

(b) Conditions to Orgenesis’ Obligation. The obligation of Orgenesis to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(i) the representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing;

(ii) Germfree shall have complied in all material respects with any covenant or agreement required to be performed by it under this Agreement at or prior to the Closing; and

(iii) Germfree shall have delivered to Orgenesis a certificate signed by a duly authorized officer of Germfree dated as of the Closing Date, certifying that the conditions specified in Sections 3.5(b)(i) and 3.5(b)(ii) have been satisfied.

(c) Conditions to All Parties’ Obligations. The obligation of each of Germfree and Orgenesis to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(i) no Law shall be in effect enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the transactions contemplated hereby; and

(ii) this Agreement shall not have been terminated in accordance with Section 10.2.

ARTICLE IV

VERIFICATION PROCESS

4.1	Purchase Price Verification. Germfree and Orgenesis agree that, for a period of 30 days after the Closing, Germfree shall be entitled to inspect the Purchased Assets in accordance with the Verification Process for the purposes of determining the Adjustment Amount (if any). Such inspection and determination of the Adjustment Amount shall be determined by the provisions of Exhibit C.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ORGENESIS

Orgenesis hereby represents and warrants to Germfree that, except as set forth in the corresponding section or subsection of the disclosure schedules delivered by Orgenesis to Germfree on the date hereof (the “Orgenesis Disclosure Schedules”) (whether or not the representations and warranties in this ARTICLE V expressly refer to the Orgenesis Disclosure Schedules), as of the date hereof and as of the Closing Date:

5.1	Organization and Good Standing. Orgenesis is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2	Authorization of Agreement. Orgenesis has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Orgenesis in connection with the consummation of the transactions contemplated by this Agreement (the “Orgenesis Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Orgenesis Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Orgenesis. This Agreement and each Orgenesis Document have been, as of the Closing, duly and validly executed and delivered by Orgenesis and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement and the Orgenesis Documents constitute the legal, valid and binding obligations of Orgenesis, enforceable against Orgenesis in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) (the “Bankruptcy and Equity Exception”).

5.3	Conflicts; Consents of Third Parties. None of the execution and delivery by Orgenesis of this Agreement or the Orgenesis Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Orgenesis with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (a) the certificate of formation and operating agreement (or other organizational and governing documents) of Orgenesis; (b) any Contract or Permit to which Orgenesis is a Party or by which Orgenesis or its properties or assets are bound; (c) any Order of any Governmental Authority applicable to Orgenesis or by which any of the properties or assets of Orgenesis are bound; or (d) any applicable Law other than, in the case of clause (b), (c) or (d), any such conflict, violation, default or other event which would not reasonably be expected to materially impair the ability of Orgenesis to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.4	Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Orgenesis, threatened in writing against Orgenesis, or to which Orgenesis is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Orgenesis to perform its obligations under this Agreement or to consummate the transactions hereby. Orgenesis is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Orgenesis to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.5	Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Orgenesis in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6	Intellectual Property.

(a) Section 5.6(a) of the Orgenesis Disclosure Schedules lists all Licensed IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority, including registered Trademarks, issued patents, Copyright registrations, domain names, and pending applications for any of the foregoing. The items listed in Section 5.6(a) of the Orgenesis Disclosure Schedules constitute all of the Licensed IP that are, on the Closing Date, subject to any registration, issuance, or application owned by Orgenesis or its Affiliates that are necessary or reasonably useful to exploit the OMPULs, DMES, or OQMSF.

(b) Orgenesis or an Affiliate is the exclusive owner of the Licensed IP, in each case free and clear of all Liens. Orgenesis is entitled to grant all rights, options and licenses under the Licensed IP that it purports to grant or that are otherwise anticipated to be granted or assigned to Germfree under this Agreement.

(c) Orgenesis and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of the Confidential Information related to the Purchased Assets and Licensed IP.

(d) To the knowledge of Orgenesis, no Person is engaging or has engaged in any activity that infringes, misappropriates, or otherwise violates the Licensed IP. There is no pending Legal Proceeding that alleges, and, to the knowledge of Orgenesis, no Person has made any allegation, that the Licensed IP infringes, misappropriates, or otherwise violates the Intellectual Property of a third Person. There is no Contract granting any Person a right that would materially restrict the ability of Germfree to use or exploit the Licensed IP after the Closing in accordance with the licenses granted herein.

(e) The sale, offering for sale, manufacture, distribution, or other commercialization of the OMPULs or OQMSF by Orgenesis or its Affiliates does not infringe, misappropriate, or violate, and has not infringed, misappropriated, or violated, the Intellectual Property of any third party. The licenses granted hereunder to the Licensed IP include all Intellectual Property owned or controlled by Orgenesis or its Affiliates and necessary for the sale, lease, manufacture, distribution, or other commercialization of the OMPULs and OQMSF.

5.7 No Other Representations or Warranties; Schedules.

(a) Except for the representations and warranties contained in this ARTICLE V (as modified by the Orgenesis Disclosure Schedules hereto) and the Ancillary Agreements, neither Orgenesis nor any other Person makes any other express or implied representation or warranty with respect to the Ancillary Agreements or the Purchased Assets, whether made by Orgenesis, any Affiliate of Orgenesis or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this ARTICLE V (as modified by the Orgenesis Disclosure Schedules hereto as supplemented or amended) and the Ancillary Agreements, Orgenesis hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, omitted, communicated, or furnished (orally or in writing) to Germfree or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Germfree by any director, officer, employee, agent, consultant, or representative of Orgenesis or any of its Affiliates) with respect to the Purchased Assets. Except as otherwise expressed herein (including the representations made in this ARTICLE V) and the Ancillary Agreements, Germfree is acquiring the Purchased Assets on an as-is, where-is basis.

(b) Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of Germfree that the development or commercialization of any Licensed IP will be successful.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF GERMFREE

Germfree hereby represents and warrants to Orgenesis that as of the date hereof and as of the Closing Date:

6.1	Organization and Good Standing. Germfree is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2	Authorization of Agreement. Germfree has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Germfree in connection with the consummation of the transactions contemplated by this Agreement (the “Germfree Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Germfree of this Agreement and each Germfree Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on behalf of Germfree. This Agreement and each Germfree Document have been duly executed and delivered by Germfree and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement and each Germfree Document constitute the legal, valid and binding obligation of Germfree, enforceable against Germfree in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3	Conflicts; Consents of Third Parties. None of the execution and delivery by Germfree of this Agreement or the Germfree Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Germfree with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (a) the organizational and governing documents of Germfree; (b) any Contract or Permit to which Germfree is a party or by which Germfree or its properties or assets are bound; (c) any Order of any Governmental Authority applicable to Germfree or by which any of the properties or assets of Germfree are bound; or (d) any applicable Law other than, in the case of clause (b), (c) or (d), any such conflict, violation, default or other event which would not reasonably be expected to materially impair the ability of Germfree to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.4	Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Germfree, threatened in writing against Germfree, or to which Germfree is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Germfree to perform its obligations under this Agreement or to consummate the transactions hereby. Germfree is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Germfree to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5	No Other Representations or Warranties; Schedules.

(a) Except for the representations and warranties contained in this ARTICLE VI and the Ancillary Agreements, neither Germfree nor any other Person makes any other express or implied representation or warranty with respect to Germfree or the transactions contemplated by this Agreement or any Ancillary Agreement, and Germfree disclaims any other representations or warranties, whether made by Germfree, any Affiliate of Germfree (ignoring for this purpose the proviso set forth in the definition of Affiliate) or any of their respective officers, directors, employees, agents or representatives with respect thereto. Except for the representations and warranties contained in this ARTICLE VI and the Ancillary Agreements, Germfree hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, omitted, communicated, or furnished (orally or in writing) to Orgenesis or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Orgenesis by any director, officer, employee, agent, consultant, or representative of Germfree or any of its Affiliates (ignoring for this purpose the proviso set forth in the definition of Affiliate)) in connection with this Agreement or the Ancillary Agreements.

(b) Without limiting the generality of Section 6.5(a), Germfree expressly disclaims any representation or warranty that the development or commercialization of any Licensed IP or Purchased Assets will be successful.

ARTICLE VII

INTELLECTUAL PROPERTY AND TECHNOLOGY TRANSFER

7.1	OMPUL Licensed IP. Orgenesis, on behalf of itself and its Affiliates, hereby grants to Germfree a perpetual, irrevocable, transferable, sublicensable (through one or multiple tiers), worldwide, royalty-free, fully paid-up license under all OMPUL Licensed IP and Manufacturing Instructions to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, and lease OMPULs or any Improvements thereto and to use, make derivative works of, copy, perform, display, or to create or otherwise exploit the OMPUL Licensed IP or Manufacturing Instructions. The foregoing license will be exclusive (even as to Orgenesis) during the Exclusive License Term, and will become non-exclusive after the expiration of the Exclusive License Term. For the avoidance of doubt, Germfree may sell, lease, license, market, distribute, or commercialize OMPULs under any Trademark of its choosing.

7.2	OMPUL Trademarks. Orgenesis, on behalf of itself and its Affiliates, hereby grants to Germfree during the Term an exclusive (even as to Germfree) perpetual, transferable, sublicensable (through one or multiple tiers), worldwide, royalty-free, fully paid-up license in the Germfree Field to use the OMPUL Trademarks in connection with the marketing, sale, lease, marketing, distribution, manufacture, and commercialization of OMPULs. Except as permitted in writing by Orgenesis, Germfree may not use the OMPUL Trademarks for any other purpose.

7.3	OQMSF Licensed IP. Orgenesis, on behalf of itself and its Affiliates, hereby grants to Germfree a perpetual, irrevocable, transferable, sublicensable (through one or multiple tiers), worldwide, royalty-free, fully paid-up license under the OQMSF Licensed IP and DMES and OQMSF Know-How to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, and lease the Orgenesis Quality Management System Framework (“OQMSF”) or any Improvements thereto and to use, make derivative works of, copy, perform, display, or to create or otherwise exploit the OQMSF Licensed IP and DMES and OQMSF Know-How. The foregoing license will be exclusive (except as to Orgenesis) during the Exclusive License Term, and will become non-exclusive after the expiration of the Exclusive License Term. For the avoidance of doubt, Germfree may sell, lease, license, market, distribute, or commercialize the OQMSF under any Trademark of its choosing, and neither Orgenesis nor its Affiliates shall sell, lease, license, market, distribute, or commercialize the OQMSF under any Trademark that is the same or confusingly similar thereto.

7.4	DMES Licensed IP. Orgenesis, on behalf of itself and its Affiliates, hereby grants to Germfree a non-exclusive, perpetual, irrevocable, transferable, sublicensable (through one or multiple tiers), worldwide, royalty-free, fully paid-up license under the DMES Licensed IP and DMES and OQMSF Know-How to develop, have developed, manufacture, have manufactured, use, have used, import, export, sell, have sold, offer for sale, and lease the Germfree DMES or any Improvements thereto and to use, make derivative works of, copy, perform, display, or to create or otherwise exploit the DMES Licensed IP and DMES and OQMSF Know-How.

7.5	Feedback. If Orgenesis or its Affiliates provide Germfree or its Affiliates with any ideas, proposals, suggestions, or other information related to the OMPULs, OQMSF, MES, or any other products or services of Germfree (“Feedback”), then Germfree or its Affiliates may freely use or otherwise exploit any such Feedback, including in connection with any products or services of Germfree or its Affiliates.

7.6	IP Ownership. All Licensed IP is and shall remain the sole and exclusive property of Orgenesis. Germfree shall own all right, title, and interest in and to all Intellectual Property (a) developed by or for Germfree or its Affiliates relating to the OMPULs, OQMSF, or MES, or (b) constituting Improvements to OMPULs or OQMSF. To the extent any such Intellectual Property vests in or is owned by Orgenesis, by operation of Law or otherwise, Orgenesis agrees to assign and hereby assigns to Germfree all of Orgenesis’s right, title, and interest in and to such Intellectual Property.

7.7	Technology Transfer.

(a) Promptly following the Closing Date (but in no later than five Business Days following the Closing Date), Orgenesis shall prepare and deliver to Germfree a document and associated technical package detailing all manufacturing methods, materials, know-how, and other data and information which is owned or controlled by Orgenesis or its Affiliates and in their possession or control and that are reasonably necessary or useful for the manufacture, use, sale, or other exploitation of OMPULs, including all such information listed in Exhibit B (the “Manufacturing Instructions”). For clarity, as between the Parties, all Manufacturing Instructions are and will remain the sole and exclusive property of Orgenesis and shall be subject to the license granted to Germfree under Section 7.1.

(b) Promptly following the Closing Date (but no later than five Business Days following the Closing Date), Orgenesis shall prepare and deliver to Germfree documentation detailing the know-how and other information owned or controlled by Orgenesis or its Affiliates and in their possession or control and reasonably necessary or useful for the development, Improvement, or other exploitation of the DMES Licensed IP and the OQMSF Licensed IP (the “DMES and OQMSF Know-How”).

(c) All costs associated with the preparation and delivery of the Manufacturing Instructions, including any third-party costs, will be borne by Orgenesis.

(d) If Germfree reasonably determines that information reasonably necessary for the manufacture, use, sale, or other exploitation of OMPULs is not included in the Manufacturing Instructions, then, as soon as reasonably possible upon written request from Germfree, Orgenesis shall update the Manufacturing Instructions to include such additional information, provided such additional information is then owned or controlled by Orgenesis or its Affiliates and in their possession or control.

(e) If Germfree reasonably determines that information reasonably necessary for the development, Improvement, or other exploitation of the DMES Licensed IP or the OQMSF Licensed IP, then, as soon as reasonably possible upon written request from Germfree, Orgenesis shall update the DMES and OQMSF Know-How to include such additional information provided such additional information is then owned or controlled by Orgenesis or its Affiliates and in their possession or control.

(f) Orgenesis shall provide Germfree with requested engineering services and other technical expertise to facilitate the transfer and implementation of the Manufacturing Instructions at the standard market rates set forth in a statement of work to be agreed by the Parties in advance, which statement of work will also include Germfree reimbursing Orgenesis for any reasonable and documented, pre-approved travel expenses of Orgenesis employees or contractors.

7.8	Germfree Development. For the avoidance of doubt, Germfree may Improve the OMPULs or OQMSF, and may develop and Improve the Germfree DMES.

7.9	No Other Licenses. No Party grants any rights or licenses, whether express or implied, by implication, estoppel, or otherwise, other than those expressly set forth herein. In no event shall Germfree have any obligation to deliver, share, or license any Intellectual Property relating to OMPULs, OQMSF, or MES. For the avoidance of doubt, Germfree is not granting and does not grant Orgenesis or any of its Affiliates any licenses or rights under Intellectual Property owned or purported to be owned by Germfree or its Affiliates, whether as of the Closing Date or thereafter. For the avoidance of doubt, neither Party is licensing or granting the other Party any rights or licenses in any Intellectual Property covering the manufacture or processing of ATMPs under this Agreement.

7.10	Section 365(n) of the United States Bankruptcy Code. All licenses granted under this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code) regardless of whether any of the Intellectual Property licensed hereunder satisfies such definition of “intellectual property” under the United States Bankruptcy Code and regardless of the jurisdiction in which any such Intellectual Property may be registered. Germfree shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto.

ARTICLE VIII

PURCHASE, LEASE, and MANUFACTURE OF OMPULS

8.1	Exclusive Supply

(a) During each Contract Year during the Term, Orgenesis shall (and shall cause its Affiliates to) purchase, lease, and otherwise acquire and procure exclusively from Germfree or its designee all of (i.e., 100% of Orgenesis’s and its Affiliates’ respective requirements for OMPULs and any other Restricted Product and Service), and Orgenesis shall not purchase, acquire, or receive any Restricted Products and Services from any Person other than Germfree or its designee.

(b) For the duration of the Term, Orgenesis shall not (and shall cause its Affiliates not to), directly or indirectly, whether as an owner, partner, member, shareholder, agent, consultant, or otherwise, with or through any Person, anywhere in the world, (i) engage or participate in the Restricted Business, or own, operate, manage, control, invest in, engage, participate in any manner in the ownership, management, operation, control or financing of, be connected as an agent, representative, consultant, investor, owner, partner, manager, joint venture, or similar affiliation with, or render services to (alone or in association with any Person) or otherwise assist or promote, any Person that engages in, or owns, invests in, operates, manages or controls any venture or enterprise that engages in, the Restricted Business; or (ii) license or grant any rights to any Person, or make other arrangements to permit the practice, use, or exploitation by any Person of, any Intellectual Property owned or controlled by Orgenesis or any Affiliate thereof, for practice, use, or exploitation in connection with the Restricted Business; provided that if the covenant set forth in this Section 8.1(b) is breached, then the term of such covenant shall be extended for a term equal to the period for which the breach occurred.

8.2	Forecasts.

(a) On the first Business Day of each calendar quarter or portion thereof during the Term, Orgenesis shall provide Germfree with a good faith forecast of its estimated requirements for OMPULs for the three month period starting with the first day of the quarter in which such forecast is provided (each, a “Forecast”). Orgenesis shall provide the first Forecast to Germfree within ten Business Days of the Closing Date, such Forecast to cover the remaining portion of the calendar quarter that includes the Closing Date.

(b) In addition to the Forecasts, Orgenesis shall provide to Germfree annual forecasts for each calendar year or portion thereof during the Term, outlining the projected demand for OMPULs for the following calendar year or portion thereof (each, an “Annual Forecast”). Orgenesis shall provide to Germfree an Annual Forecast (i) within ten Business Days of the Closing Date (for the remaining portion of the calendar year that includes the Closing Date) and (ii) on January 1 of each calendar year during the Term thereafter. This Annual Forecast will serve to facilitate Germfree’s long-term production planning and resource allocation, acknowledging Germfree’s role as the exclusive supplier.

(c) Orgenesis shall provide Germfree with 30 days advance written notice if it anticipates a substantial increase or decrease in demand for OMPULs beyond the volumes specified in the then-existing Forecast or Annual Forecast. Orgenesis acknowledges that this notice is required to afford Germfree adequate time to adjust its production schedules and resources to meet the revised demand expectations. Orgenesis acknowledges that any failure to provide such notice in accordance with this Section 8.2(c) may impact Germfree’s ability to fulfill purchase orders for OMPULs not in accordance with the then-existing Forecast or Annual Forecast, and in no event will Germfree be liable for, or in breach of this Agreement as a result of, any such failure to sell or lease OMPULs to Orgenesis. In no event will Germfree be required to lease or sell OMPULs to Orgenesis in a quantity greater than those set forth in the Forecast.

8.3	Purchase and Lease of OMPULs.

(a) Subject to Orgenesis’s compliance with the terms and conditions of this Agreement (including Section 8.1(b)), during the Term, Orgenesis may submit a request for proposal to purchase or lease OMPULs from Germfree. Each such request for proposal shall include the requested delivery date, the number of OMPULs to be purchased or leased, and any other terms the Parties may agree in writing is required to be included in a purchase order. Germfree shall have ten Business Days to accept or reject any purchase order, and to provide a confirmed delivery date, which may be different from the requested delivery date (the “Germfree Delivery Date”). Germfree shall, along with in its response to a request for proposal, provide Orgenesis with (a) the Germfree Delivery Date (b) the price (the “OMPUL Supply Price”) and timelines for payment for any OMPUL to be purchased or leased, with such purchase price not to exceed $[***] per unit (the “OMPUL Payment Terms”), each in accordance with Germfree standard practices, and (c) the terms for such lease or purchase, such terms to be on Germfree’s then-existing standard terms for purchase or lease of OMPULs (the “Germfree Standard Terms”). Germfree shall have the right to reject any request to lease OMPULs and require that, in lieu of such lease, Orgenesis purchase such OMPULs.

(b) OMPULs produced and services provided by Germfree to Orgenesis must be designed, manufactured, configured, and delivered to meet the necessary specifications for their intended use, in compliance with Current Good Manufacturing Practices (cGMP) and United States Food and Drug Administration (FDA) regulations.

(c) If, on three or more occasions during any 24-month period during the Term, Germfree is unable to deliver an OMPUL to Orgenesis on the Germfree Delivery Date or within 90 days thereafter (a “Supply Failure”), and (i) such Supply Failure is not attributable to any act or omission of Germfree or a force majeure event and (ii) Orgenesis is not then in breach of any obligation under this Agreement or any then-applicable Germfree Standard Terms, then (x) Orgenesis may manufacture or have a third party manufacture OMPULs, solely for use by Orgenesis and solely in the quantity that is subject to the Supply Failure and that Germfree is or has been unable to deliver to Orgenesis and (y) the license granted in Section 7.1 will become non-exclusive solely with respect to the manufacture of such OMPULs. Germfree shall have no obligations under this Agreement, including with respect to providing any services, with respect to any such OMPULs manufactured by or for Orgenesis. For clarity, no Supply Failure will alter the terms or conditions of the license granted in Section 7.2.

(d) Germfree agrees to permit Orgenesis to inspect its facilities to confirm that Germfree’s handling, storage, and shipment of OMPULs is conducted in compliance with applicable Law. Orgenesis may request such an inspection no more than once per Contract Year during the Term. Germfree shall reasonably cooperate to schedule such inspection following such a request from Orgenesis, such inspection to occur during Germfree’s regular business hours. Germfree shall reasonably cooperate with Orgenesis in carrying out the inspection, including by making available relevant documentation specific to Orgenesis project(s). Orgenesis shall not disrupt or interfere with Germfree’s business operations during any such inspection.

8.4	Lease of Existing OMPULs. Orgenesis may submit requests for proposal to lease up to five (5) OMPULs included in the Purchased Assets and set forth on Exhibit A (the “Existing OMPULs”), solely for lease to the Parties approved in advance and in writing by Orgenesis (the “Third-Party Lessors”). Subject to Orgenesis’s compliance with the terms and conditions of this Agreement and Orgenesis providing Germfree with evidence that Orgenesis has entered into executed leases or has been awarded grants with the applicable Third-Party Lessor for such Existing OMPUL, Germfree shall lease such OMPULs to Orgenesis at the OMPUL Supply Price, subject to the OMPUL Payment Terms and Germfree Standard Terms; provided, however, that if any awarded grant or other terms of agreement between Orgenesis and a Third-Party Lessor permits Germfree to directly lease or sell such Existing OMPUL to such Third-Party Lessor, then Germfree may elect, in its sole discretion, to directly lease or sell such Existing OMPUL to such Third-Party Lessor. Notwithstanding anything to the contrary in this Agreement or the Germfree Standard Terms, Germfree shall not be liable to Orgenesis or its Affiliates for any Losses to the extent arising out of or related to any defects, imperfections, conditions, or characteristics that, in each case, existed with respect to the Existing OMPULs as of or prior to the Closing Date.

8.5	Germfree Rights. Notwithstanding any terms to the contrary in the Germfree Standard Terms, upon the expiration of any lease (subject to Section 8.6), or at any time if Orgenesis is in material breach of the Germfree Standard Terms for any leased or purchased OMPUL (including any failure to make payments in accordance with the OMPUL Payment Terms), Germfree may terminate the application of the Germfree Standard Terms to any applicable OMPUL and seek to repossess such OMPUL and to take such other action as shall be reasonably necessary to protect Germfree’s right, title, and interest in and to such OMPUL. Such actions will be in addition to, and not in lieu of, any additional rights Germfree may have pursuant to the Germfree Standard Terms or at Law or in equity.

8.6	Orgenesis Option to Purchase Existing OMPULs. Subject to Orgenesis’s compliance with the terms and conditions of this Agreement, at the end of the lease period specified in the Germfree Standard Terms, Orgenesis shall have the right to purchase the Existing OMPULs leased by the Third-Party Lessors if Orgenesis provides notice of its intent to exercise such right in no later than 30 days following the date such lease will expire (the “Option Date”). Such purchase will be on the Germfree Standard Terms. Germfree shall determine the purchase price for such Existing OMPULs (the “Option Purchase Price”). Germfree shall have no obligation to sell the Existing OMPULs to Orgenesis after the Option Date if Orgenesis has not given notice to Germfree on or prior to the Option Date of its intent to purchase such Existing OMPULs. If Orgenesis does not provide notice of its intent to purchase such Existing OMPULs by the Option Date, or if the Parties cannot agree to the terms of sale (including the Option Purchase Price) for such Existing OMPULs within 30 days following the date on which the notice of the Option Purchase Price is delivered to Orgenesis, then Germfree may sell or lease such Existing OMPULs to any Person in the sole discretion of Germfree.

8.7	Sale and Lease of OMPULs. For the avoidance of doubt, Germfree shall have the exclusive right to sell and lease OMPULs to third parties during the Term, under any Trademark of its choosing. Upon the expiration of the Term, Orgenesis shall have the right to sell and lease OMPULs to third parties under a Trademark of Orgenesis’s choosing, so long as such Trademark is not confusingly similar to, or the same as, any Trademark owned by Germfree (including “OMPUL”).

8.8	Manufacture of OMPULs for EU Market. Germfree shall use commercially reasonable efforts to enter into a supply agreement with [***] to supply OMPULs to any customer located in the EU Market.

ARTICLE IX

SERVICES

9.1	OMPUL Services. Germfree shall be responsible for delivering a comprehensive suite of services for any OMPULs leased or sold by Germfree. Such services include the installation, commissioning, qualification, ongoing servicing, remote monitoring, and maintenance of the facility, OMPULs, and related equipment. All services will be provided at Germfree’s standard rates and subject to Germfree’s customary terms and conditions applicable to such services (the “Germfree Standard Terms of Service”).

9.2	Orgenesis Services. Orgenesis shall, upon the request of Germfree, provide each of the services set forth in Exhibit D, including process development, analytical development, cGMP manufacturing, clinical trial support, Investigational New Drug Application enablement, quality control, quality assurance, and the cell and gene therapy master’s program, regulatory and CRO services, in each case to the extent required by and in accordance with the terms of ARTICLE XI. Such services will be provided under Orgenesis’s standard terms and conditions for providing such services.

ARTICLE X

TERM AND TERMINATION

10.1	Term. This Agreement is effective as of the Effective Date and expires on the date that is ten years thereafter, unless terminated earlier in accordance with Section 10.2 (the “Term”). To the extent this Agreement is not earlier terminated, the Parties shall negotiate in good faith an extension to the Term, beginning one year prior to the expiration of the Term, provided that in no event will either Party be required to negotiate any such extension if the other Party has breached this Agreement prior to such date.

10.2	Termination. Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party: (1) files for protection under bankruptcy or insolvency laws; (2) becomes insolvent, (3) makes an assignment for the benefit of creditors; (4) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within 60 days after such filing; (5) proposes a written agreement of composition or extension of its debts; (6) proposes or is a party to any dissolution or liquidation; (7) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged or dismissed within 60 days of the filing thereof; (8) is unable to generally pay its debts as they fall due in the general course or (9) materially breaches Article XI; provided that such written notice describes in reasonable detail the nature of such breach by the other Party, and such breach has not been waived by the non-breaching Party or cured by the other Party within thirty days of receipt by the other Party of such written notice from the non-breaching Party.

10.3	Survival. All licenses granted under this Agreement (solely except with respect to the license granted under Section 7.2) and the obligations in Section 12.2 will survive any expiration or termination of the Agreement, along with any other terms that by their nature should survive expiration or termination. The termination of this Agreement shall not preclude either Party from claiming any other damages, compensation, or relief that it may otherwise be entitled to upon termination. No expiration or termination of this Agreement will relieve a Party from its obligations to make any payments due hereunder and that accrued prior to the expiration or termination of this Agreement.

ARTICLE XI

CO-MARKETING AND REVENUE SHARING

11.1	Co-Marketing Activities. The Parties shall comply with the terms of Exhibit D with respect to the promotion, sale, marketing, and commercialization of OMPULs and OQMSF.

11.2	Revenue Sharing.

(a) During the Term, Germfree shall pay Orgenesis a commission of 15% on Net Sales of OMPULs (and related services provided for such OMPULs) where such customer was first introduced to Germfree by Orgenesis (each, an “Orgenesis Lead”), in accordance with the procedure set forth in Exhibit D; provided, however, that Orgenesis Leads will not include any customer Orgenesis has, as of the Closing Date, obtained any grant from, or executed any agreement or negotiated any final term sheet or proposal with, in each case relating to the purchase or lease of OMPULs, including, solely with respect to the Existing OMPULs, any such customer set forth on Exhibit E. For the avoidance of doubt, Orgenesis Leads will not include any Third-Party Lessors.

(b) During the Term, Orgenesis shall pay Germfree a commission of 15% on Net Sales of Orgenesis Services where such customer was first introduced to Orgenesis by Germfree (each, a “Germfree Lead”), in accordance with the procedure set forth in Exhibit D.

(c) A potential customer will be “first introduced” by a Party (i) if the Party receiving the introduction to such customer, or such Party’s Affiliate, is not currently or concurrently, and was not in the past three months, in active discussions with such customer regarding the sale of such Party’s or its Affiliates’ products or services, as determined by reasonable documentation of such Party and (ii) the Party making such introduction provides, along with such introduction, the terms of a defined project and a written proposal for the applicable products or services, in each case where such defined project and written proposal have been reviewed and agreed to by the customer.

(d) Germfree shall use commercially reasonable efforts to sell or lease OMPULs to Orgenesis Leads, and Orgenesis shall use commercially reasonable efforts to sell or provide Orgenesis Services to Germfree Leads.

11.3 Strategic Collaboration Committee.

(a) Promptly following the Closing Date, the Parties shall establish a Strategic Collaboration Committee, consisting of three representatives from each of Germfree and Orgenesis (the “SCC”). The Parties may agree in writing to increase or decrease the number of representatives on the SCC, provided that there is always equal representation by each Party on the SCC. Each member of the SCC shall have the appropriate expertise to oversee the collaboration activities of the Parties under this Agreement, including those set forth in Exhibit D. A Party may change one or more of its representatives to the SCC by providing prior written notice to the other Party of such change. The SCC will meet at least quarterly (either live or by teleconference or videoconference) and will oversee and manage the Parties’ collaboration activities under this Agreement, including (i) development and modification of annual joint marketing plans, (ii) review of sales funnel and opportunities, (iii) review proposals in progress, (iv) review and coordination of the sale and leasing pipeline for OMPULs, and (v) production updates (plan versus actual) for OMPULs included in the Forecast. The SCC may also review new or additional products or services of either Party to be included within the scope of this Agreement and make recommendations to the Parties regarding such new or additional products or services. If the SCC recommends the Parties include such a product or service within the scope of this Agreement, then the Parties shall negotiate in good faith the addition of such products or services to the scope of this Agreement, and if so agreed, execute an amendment to this Agreement acceptable to both Parties reflecting such changes. Any decisions or recommendations made by the SCC must be by majority vote where a quorum of at least two voting members of each Party are present. The SCC shall have no right to amend, waive, or modify any term or provision of this Agreement.

ARTICLE XII

OTHER COVENANTS

12.1	Further Assurances. Subject to the terms herein, the Parties hereto will do or cause to be done all such reasonable acts and things as may be necessary, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby.

12.2	Confidentiality.

(a) In connection with this Agreement, each Party may disclose, directly or indirectly, to the other Party certain nonpublic information, data, or materials (such information, data, or materials, the “Confidential Information”). Without limiting the foregoing, the terms of this Agreement are the Confidential Information of both Parties and will be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 12.2(c).

(b) A Party or its Affiliates (the “Receiving Party”) that receives Confidential Information by or on behalf of the other Party or its Affiliates (the “Disclosing Party”) shall maintain all the Disclosing Party’s Confidential Information in confidence with at least the same degree of care with which the Receiving Party holds its own confidential information of a similar nature (but in no event less than a reasonable degree of care). The Receiving Party shall not use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations or exercise of its rights under this Agreement.

(c) The obligations of confidentiality and restrictions on use of Confidential Information under this Section 12.2 do not apply to any information that the Receiving Party can demonstrate (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, or breach of this Agreement by the Receiving Party, generally known or available to the public; (ii) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure by or on behalf of the Disclosing Party; (iii) is hereafter furnished to the Receiving Party without restriction by a third party who has no obligations of confidentiality with respect to such information to the Disclosing Party; or (iv) is independently discovered or developed by the Receiving Party without the use of or reference to the Confidential Information belonging to the Disclosing Party. Specific information will not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

(d) The Receiving Party may disclose Confidential Information belonging to the Disclosing Party if and to the extent such disclosure is reasonably necessary in the following instances: (i) complying with applicable Orders, Laws, or regulations, including securities laws or regulations, (ii) in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose a copy of this Agreement to such authority, (iii) disclosure of this Agreement, but not other Confidential Information of the other Party, to lenders, a Party’s engaged accountants and attorneys, bona fide potential and existing investors, acquirers, and other financial or commercial partners and their respective advisors solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration, or similar arrangement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein or an ethical duty to maintain the confidentiality of the Confidential Information; provided, however, that, with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential. Where the Receiving Party is required to make a disclosure of Confidential Information of the Disclosing Party to comply with any Law, Order, or regulation, then such Party shall, except where impracticable or legally prohibited, give reasonable advance notice to the Disclosing Party of such disclosure and cooperate with the Disclosing Party, at the Disclosing Party’s election and expense, to secure confidential treatment of such Confidential Information.

(e) The Parties’ obligations under this Section 12.2 will survive the expiration or termination of this Agreement and shall remain in effect for a period of five years thereafter.

12.3	Publicity.

(a) Neither Orgenesis nor Germfree will issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding the forgoing, either Germfree or Orgenesis, as applicable, may disclose a redacted version of this Agreement if such Party reasonably determines, based on advise of legal counsel, that disclosure is required by applicable Law or the rules of a stock exchange applicable to such Party or Governmental Authority having jurisdiction over such Party, provided that the Party intending to disclose such information will only disclose such portion of this Agreement as is required by such Law, rule or Governmental Authority and use its reasonable efforts to provide copies of such information proposed to be disclosed to the other Party reasonably in advance of such disclosure and consider in good faith such other Party’s comments thereto, and, where applicable, submit a confidential treatment request or equivalent request for protection in connection with any such disclosure.

(b) Except as set forth above in Section 12.3(a), each of Germfree and Orgenesis agrees that the terms of this Agreement (including the Purchase Price) will not be disclosed or otherwise made available to the public and that copies of this Agreement will not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

ARTICLE XIII

MISCELLANEOUS

13.1	Expenses. Except as otherwise provided in this Agreement, each of Orgenesis and Germfree will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Germfree will be responsible for and will pay directly or promptly reimburse Orgenesis for amounts paid by or on behalf of Orgenesis, all filing or recordation fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Orgenesis Documents, the Germfree Documents and the consummation of the transactions contemplated hereby and thereby.

13.2	Governing Law; Jurisdiction and Venue

(a) This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed and enforced in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each Party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any Legal Proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to such Party at the address set forth in Section 13.7 will constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding;

(iii) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim by either Orgenesis or Germfree that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(v) The prevailing Party in any litigation or other Legal Proceeding relating to this Agreement shall be awarded its reasonable attorneys’ fees and costs from the non-prevailing Party.

13.3	Indemnification . Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party and its Affiliates, and their respective directors, officers, employees, and agents (collectively, “Indemnitees”) from and against any all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any third party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence, willful misconduct, or fraud of the Indemnifying Party or such Party’s Affiliates, or their respective directors, officers, employees, or agents (“Representatives”); or (b) the violation of law or regulation by the Indemnifying Party or its Representatives, except, in each case of (a) or (b), to the extent that such Losses are due to: (i) the gross negligence, willful misconduct, or fraud of any Indemnitees; (ii) a violation of law or regulation by any Indemnitee; or (iii) a breach of this Agreement by any Indemnitee. Orgenesis shall defend, indemnify, and hold harmless Germfree and its Affiliates, and their respective directors, officers, employees, and agents, for any breach of Orgenesis’s representations and warranties in Section 5.6. A Party seeking indemnification (“Indemnified Party”) shall promptly notify the Indemnifying Party of any such Claim (provided, however, that any delay in such notice will not relieve the Indemnifying Party of its obligations hereunder except to the extent it was materially prejudiced by such delay). The Indemnifying Party shall have the obligation to control the defense and settlement of any such Claim, provided that: (x) the Indemnified Party shall reasonably cooperate with the Indemnified Party or its insurer in the investigation, defense, or settlement of such Claim, at the Indemnifying Party’s expense; (y) the Indemnified Party will have the right to be represented by its own counsel in the defense of such Claim, at its own expense; and (z) no Party may enter into any settlement of a Claim without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed.

13.4	Survival of Representations; Limitation of Liability.

(a) Other than in the case of fraud, (i) the representations and warranties of the Parties set forth in ARTICLE V or ARTICLE VI, or any Ancillary Agreement (except for any representations or warranties made in the Germfree Standard Terms or Germfree Standard Terms of Service), or in the Orgenesis Disclosure Schedules (collectively, the “Representations”) shall survive for a period of 12 months after the Closing Date and (ii) no claim for breach of any such Representations may be initiated by either Party against the other Party more than 12 months after the Closing Date.

(b) In no event will either Party’s total Liability for breach of the Representations exceed 10% of the Purchase Price paid by Germfree unless (i) the breach resulted from fraud or (ii) the breach is of a Fundamental Representation, in which case for each of clauses (i) and (ii), the total Liability of the applicable Party shall not exceed 100% of the Purchase Price.

(c) IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY ARISING OR OF OR RELATED TO THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES, REGARDLESS OF THE THEORY OF LIABILITY OR OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4(c) IS INTENDED TO OR WILL LIMIT OR RESTRICT LIABILITY ARISING OUT OF OR RELATED TO (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.3, (B) THE DAMAGES AVAILABLE TO A PARTY IN THE EVENT OF THE OTHER PARTY’S (I) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, (II) BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER, (III) BREACH OF SECTION 7.7(a) OR SECTION 8.1, (C) DAMAGES AVAILABLE TO A PARTY UNDER SECTION 13.4(b), (D) ANY AMOUNTS PAYABLE TO A PARTY UNDER THIS AGREEMENT, or (e) infringement or misappropriation by a party of the other party’s intellectual property rights.

13.5	Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6	Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), and the Ancillary Agreements represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.7	Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, e-mail address or Person as a Party may designate by notice to the other Parties):

If to Orgenesis, to:

Orgenesis Maryland LLC

Germantown Innovation Center,

20271 Goldenrod Lane,

Germantown, MD 20876, USA

Attention: [***]

E-mail address: [***]

With a copy (which will not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz LLP

Times Square Tower,

7 Times Square,

New York, NY 10036

Attention: [***]

E-mail address: [***]

If to Germfree, to:

Griffin Fund 3 Bidco, Inc.

[***]

Attention: [***]

E-mail address: [***]

With a copy to (which will not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: [***]

E-mail address: [***]

And to:

Kirkland & Ellis LLP

95 South State Street

Salt Lake City, UT 84111

Attention: [***]

E-mail address: [***]

13.8	Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.9	Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party, except that (a) either Party may transfer or assign, in whole or in part, its rights under this Agreement to any Affiliate, but any such transfer or assignment will not relieve the Party of any of its obligations hereunder, (b) Germfree may transfer or assign this Agreement or any of its rights and obligations hereunder, in whole or in part, to an acquirer of all or substantially all of such Germfree’s business or assets relating to the subject matter of this Agreement, and (c) Orgenesis may transfer or assign this Agreement and its rights and obligations hereunder to an acquirer of all or substantially all of Orgenesis’s business or assets relating to the subject matter of this Agreement, provided that such acquirer is not a competitor of Germfree (and any such assignment shall require the consent of Germfree, to be given or withheld in its sole discretion). Upon any such permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires. Any attempted assignment or transfer of this Agreement or any rights or obligations hereunder in violation of the foregoing will be void and of no effect. Notwithstanding anything to the contrary in the foregoing, Orgenesis shall provide Germfree with 45 days’ prior written notice of any proposed Change of Control of Orgenesis to a competitor of Germfree, and Germfree shall have the right at any time after such notice or occurrence of a Change of Control of Orgenesis to a competitor of Germfree to terminate this Agreement by giving 20 days’ prior written notice to Orgenesis. For purposes of this clause, a “Change of Control” means, and shall be deemed to have occurred if any of the following occurs: (i) the direct or indirect sale or exchange in a single or series of related transactions by the equity holders of Orgenesis (or any of its Affiliates) of more than 50% of the voting equity interests of Orgenesis (or such Affiliate(s)); (ii) a merger or consolidation in which Orgenesis (or any of its Affiliates) is a party or (iii) the sale, exchange, or transfer of all or substantially all of the assets of Orgenesis.

13.10	Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and permitted assigns (if any).

13.11	Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Party or its Affiliates will have any liability for any obligations or liabilities of such Party under this Agreement or the Orgenesis Documents or Germfree Documents (as applicable) of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.12	Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.13	Exhibits and Schedules. The exhibits and schedules to this Agreement (including the Orgenesis Disclosure Schedules) are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein (including the Orgenesis Disclosure Schedules) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The information and disclosures contained in each section or subsection of the Orgenesis Disclosure Schedules will be deemed to be disclosed and incorporated by reference in each other section and subsection of the Orgenesis Disclosure Schedules where the applicability of such information to such other section or subsection is reasonably apparent on its face. No disclosure in the Orgenesis Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order will be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any exhibit or schedule (including the Orgenesis Disclosure Schedules), but not otherwise defined therein, will be defined as set forth in this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

GERMFREE:

GRIFFIN FUND 3 BIDCO, INC.

By:	/s/ Evis Hursever
Name:	Evis Hursever
Title:	Authorized Signatory

By:	/s/ Greg Hill
Name:	Greg Hill
Title:	Authorized Signatory

ORGENESIS:

ORGENESIS MARYLAND LLC

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Authorized Signatory

EXHIBIT A

Purchased Assets

[Exhibit A to Asset Purchase and Strategic Collaboration Agreement]

A-1

EXHIBIT B

Manufacturing Instructions

[Exhibit B to Asset Purchase and Strategic Collaboration Agreement]

B-1

EXHIBIT C

Adjustment Finalization

 [Exhibit C to Asset Purchase and Strategic Collaboration Agreement]

C-1

EXHIBIT D

Comprehensive Collaboration Framework

[Exhibit E to Asset Purchase and Strategic Collaboration Agreement]

E-1

Exhibit E

[Exhibit E to Asset Purchase and Strategic Collaboration Agreement]

E-2

ORGENESIS DISCLOSURE SCHEDULES

[Orgenesis Disclosure Schedules]

3